Exhibit 99.1

NEWS RELEASE

Sabre Announces Agreement with Amadeus to Provide Access to Airline Inventory to Benefit Travel Agents, Travelers

SOUTHLAKE, Texas, March 7, 2006 – Sabre Holdings (NYSE:TSG) today announced a new agreement with Amadeus IT Group SA to provide their respective travel agents with uninterrupted access to airline inventory.

Specifically, the agreement enables Sabre Travel Network to provide its travel agents with the ability to complete bookings on an airline that might not participate in the Sabre global distribution system (GDS). Sabre will offer the same back-up for Amadeus.

The agreement is designed to benefit the tens of thousands of Sabre GDS subscribers as well as the traveling public by ensuring their travel agents have content access to offer a broad choice of airlines. Providing Sabre connected agents with this capability will help to ensure they have continued broad and seamless access to airline inventory and is expected to help avoid service disruptions. The ultimate beneficiaries of this agreement are travelers, whether leisure or business, who can now be assured that their travel agent will continue to be able to service the full range of their travel needs.

About Sabre Holdings
Sabre Holdings connects people with the world’s greatest travel possibilities by retailing travel products and providing distribution and technology solutions for the travel industry. Sabre Holdings supports travelers, travel agents, corporations, government agencies and travel suppliers through its companies: Travelocity, Sabre Travel Network and Sabre Airline Solutions. Headquartered in Southlake, Texas, the company has approximately 9,000 employees in 45 countries. Full-year 2005 revenues totaled $2.5 billion. Sabre Holdings, an S&P 500 company, is traded on the NYSE under the symbol TSG. More information is available at http://www.sabre-holdings.com.

Media Contact:	Investor Relations Contact:
Michael Berman	Karen Fugate
Sabre Holdings	Sabre Holdings
682 605 2397	682 605 2343
michael.berman@sabre-holdings.com	karen.fugate@sabre-holdings.com